Exhibit 99.1

General Moly Receives Federal Record of Decision
for the Mt. Hope Molybdenum Project in Nevada;

Provides Update on Liquidity

LAKEWOOD, COLORADO, September 30, 2019 — General Moly, Inc. (the “Company”) (NYSE American and TSX: GMO), the only western-exchange listed, pure-play molybdenum mineral development company, announced that the Company has received the final federal permit in the form of a Record of Decision (“ROD”) from the Bureau of Land Management for the Mt. Hope Project on September 27, 2019. The Mt. Hope Project has now received all permits from the State of Nevada and the federal government to allow construction and operation of the proposed molybdenum mine.

Receipt of the ROD marks completion of the National Environmental Policy Act process and approval of the Supplemental Environmental Impact Statement (“SEIS”) by the Bureau of Land Management and the U.S. Department of Interior for the Mt. Hope Project.

General Moly owns an 80% interest in the world-class Mt. Hope molybdenum (“moly”) project in Nevada through the Eureka Moly LLC (“EMLLC”) joint venture. POS-Minerals Corporation (“POS-M”), a wholly owned subsidiary of POSCO, the Korean steel company, owns the remaining 20% interest.

Chief Executive Officer and Chief Financial Officer Bruce D. Hansen said, “We are extremely pleased to have achieved this significant milestone for the Mt. Hope Project in re-obtaining the ROD and becoming fully permitted and construction ready. The Board of Directors and I thank our diligent staff and legal team for getting across the goal line after a lengthy process with an SEIS that will protect our community, consistent with our core values as a responsible corporate citizen, good neighbor and steward of the environment.

“We believe the Mt. Hope deposit is the best undeveloped and lowest-cost primary moly project in the world with leverage to anticipated rising moly prices from improving market fundamentals. As we continue to closely monitor the moly market, we are encouraged by moly’s stable prices over the past two years. With the ROD now in hand, we are intensifying our efforts with our financial advisors in seeking incremental liquidity, project financing, and strategic alternatives to maximize value for our shareholders and help the local economy.”

Engineering remains approximately 65% complete at the Mt. Hope moly project. Some preconstruction site work also was previously completed.

A development decision to proceed with construction of the Mt. Hope Project requires approval from POS-M and the Company’s Board of Directors, following receipt of project financing.

Update on Liquidity Matters

On September 26, 2019, the Company entered into a 90-day deferral and forbearance agreement with the primary holder of the 2014 Senior Convertible Notes, along with certain of the Company’s members of management and directors who participated in the 2014 debt offering.  As a result, the Company will defer approximately $162,000 of interest payments due at the end of the third quarter 2019.  The Company continues to explore opportunities with such note holders to exchange the notes for assets and/or extensions to the December 26, 2019 maturity date.

Additionally, on September 27, 2019, the Company entered into a Consent Agreement with POS-M to accelerate the repayment of the balance of $1 million the Company advanced to EMLLC to fund the initial settlement payment to the Kobeh Valley ranching family to settle protests to the Mt. Hope water applications, as announced in the Company’s May

14, 2019 news release. Prior to the Consent Agreement, the Company had been repaid $293,000 from the sale of EMLLC non-critical assets, leaving a balance of $707,000.  The remaining balance will now be paid over three monthly installments beginning in October 2019, with the third installment subject to receipt of $400,000 in additional sales of EMLLC non-critical assets.

About General Moly

General Moly is a U.S.-based, molybdenum mineral exploration and development company listed on the NYSE American, recently known as the NYSE MKT and former American Stock Exchange, and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with the Company’s wholly-owned Liberty Project, a molybdenum and copper property also located in central Nevada, General Moly’s goal is to become the largest primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing.  When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants and polymers.

Contact:

Scott Roswell

(303) 928-8591

info@generalmoly.com
Website: www.generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to availability of cash to continue ongoing operations, availability of insurance, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, reclamation risks, political, operational and project development risks, ability to maintain required federal and state permits to continue construction, and commence production of molybdenum, copper, silver, lead or zinc, ability to identify any economic mineral reserves of copper, silver, lead or zinc; ability of the Company to obtain approval of its joint venture partner at the Mt. Hope Project in order to mine for molybdenum, copper, silver, lead or zinc, ability to raise required project financing or funding to pursue an exploration program related to potential copper, silver lead or zinc deposits at Mt. Hope, ability to respond to adverse governmental regulation and judicial outcomes, and ability to maintain and /or adjust estimates related to cost of production, capital, operating and exploration expenditures.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.